EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter and Six Months Ended June 30, 2014

WOOSTER, Ohio, July 24, 2014 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $700,000 or $0.25 per diluted share for the quarter ended June 30, 2014, compared to $491,000 or $0.17 per diluted share for the quarter ended June 30, 2013. The increase in net income was primarily due to an increase in both net interest income and noninterest income and a decrease in noninterest expense, partially offset by an increase in the provision for loan losses and the provision for federal income taxes. The return on average equity and return on average assets for the 2014 quarter were 7.03% and 0.68%, respectively, compared to 4.94% and 0.49%, respectively, for the 2013 quarter.

Net interest income increased $235,000 for the quarter ended June 30, 2014, compared to the quarter ended June 30, 2013. Interest income increased $178,000 during the 2014 quarter mainly due to a $14.1 million increase in average interest-earning assets, and an increase in the rates earned on those assets from 3.75% in the prior year quarter to 3.80% in the current year quarter.

The increase in average earning assets for the 2014 quarter compared to the 2013 quarter includes a $16.7 million increase in loan balances, partially offset by a $2.2 million decrease in securities balances, and a $424,000 decrease in interest earning deposits, as the Company continues to enhance its mix of earning assets by converting lower yielding securities and interest-earning deposits into higher yielding loans. While loan volume was up from the 2013 quarter to the 2014 quarter, the loan volume over sequential periods is volatile, with the volatility arising from local economic conditions and competitive activity. The increase in rate earned is primarily due to decreases in both securities prepayments and amortization of purchase premiums as a result of an increase in market rates which slowed the volume of rate-driven refinancing compared to the prior year quarter. However, despite the rise in rates from historic lows, the continued overall low level of market interest rates continues to result in new loan originations at lower yields than the existing portfolio and the downward repricing of existing adjustable rate loans that continue to negatively affect the net interest margin. Interest expense decreased $57,000 mainly due to a continuation of the overall low market interest rate environment that decreased the average rates paid, and a decrease in the average balance of borrowings, which was partially offset by an increase in the average balance of deposits compared to the prior year quarter. The net interest spread was 3.22% for the quarter ended June 30, 2014 compared to 3.09% for the 2013 quarter.

Provision for loan losses was $79,000 in the 2014 quarter, an increase of $69,000 from $10,000 provided during the 2013 quarter. The increase is primarily due to current quarter charge offs not covered by specific reserves, partially offset with a continued improvement in our economic factors compared to the prior year quarter.

Noninterest income increased $83,000 for the quarter ended June 30, 2014 compared to the quarter ended June 30, 2013. The increase was primarily due to a $58,000 increase in gain on sale of residential mortgage loans and a $45,000 increase in service fees, charges and other operating income, partially offset by a $20,000 decrease in gain on sale of foreclosed assets held for sale. The increase in gain on sale of residential mortgage loans was primarily due to increased loan sales in the 2014 quarter compared to the 2013 quarter. The increase in service fees, charges and other operating income was primarily due to an increase in fees from annuity sales and service charges on deposit accounts. The decrease in gain on sale of foreclosed assets held for sale was primarily due to the sale of a foreclosed property in the 2013 period, compared to no foreclosed property sales in the 2014 period.

Noninterest expense decreased $13,000 for the quarter ended June 30, 2014 compared to the quarter ended June 30, 2013. This decrease includes a $35,000 decrease in franchise taxes and a $7,000 decrease in amortization of intangible assets, partially offset by a $34,000 increase in occupancy and equipment expense. The decrease in franchise taxes was primarily due to the State of Ohio's newly enacted Financial Institutions Tax during the 2014 period, which resulted in lower taxes compared to the previous Ohio corporate franchise tax that was in place during the 2013 period. The decrease in amortization of intangible assets was due to a core deposit intangible becoming amortized to zero in the current year quarter compared to a scheduled amortization amount in the prior year quarter.  The increase in occupancy and equipment expense was primarily due to an increase in building repairs and maintenance and furniture and fixtures expense compared to the prior year quarter.

For the six months ended June 30, 2014, net income totaled $1.4 million, or $0.49 per diluted share, compared to net income of $1.1 million, or $0.37 per diluted share, for the six months ended June 30, 2013. The increase in net income was primarily due to an increase in both net interest income and noninterest income and a decrease in noninterest expense, partially offset by an increase in the provision (credit) for loan losses and the provision for federal income taxes. The return on average equity and return on average assets for the six months ended June 30, 2014 were 6.96% and 0.66%, respectively, compared to 5.36% and 0.53%, respectively, for the six months ended June 30, 2013.

Net interest income increased $404,000 for the six months ended June 30, 2014 compared to the six months ended June 30, 2013. Interest income increased $300,000 during the 2014 period mainly due to a $12.5 million increase in average interest-earning assets, and an increase in the rates earned on those assets from 3.79% in the prior year period to 3.82% in the current year period. The increase in yield was primarily due to a shift to higher yielding loan balances and a decrease in both the lower interest yielding investment securities and interest-earning deposits.  While loan volume was up from the 2013 six month period to the 2014 six month period, the loan volume over sequential periods is volatile, with the volatility arising from local economic conditions and competitive activity. Interest expense decreased $104,000 mainly due to a continuation of the overall low market interest rate environment that decreased the average rates paid partially offset by an increase in the average balance of deposits compared to the 2013 period.

Provision (credit) for loan losses increased $218,000, to $87,000 during the 2014 period compared to a credit of ($131,000) during the 2013 period. The increase was mainly due to the restructuring of commercial real estate loans allowing the release of required reserves, as additional collateral was given to the Bank on several classified relationships during the first quarter of 2013 and continued favorable movement in the economic factors considered as part of management's analysis.

Noninterest income increased $67,000 for the six months ended June 30, 2014 compared to the six months ended June 30, 2013. The increase was primarily due to a $36,000 increase in gain on sale of residential mortgage loans, and an increase of $44,000 in service fees, charges and other operating income, partially offset by a $17,000 decrease in gain on sale of foreclosed assets held for sale. The increase in gain on sale of residential mortgage loans was primarily due to more favorable pricing on current year sales and an increase in mortgage servicing rights compared to the 2013 period. The increase in service fees, charges and other operating income was primarily due to an increase in fees from annuity sales and service charges on deposit accounts. The decrease in gain on sale of foreclosed assets held for sale was due to the sale of three foreclosed properties in the 2013 period, compared to no foreclosed property sales in the 2014 period.

Noninterest expense decreased $92,000 for the six months ended June 30, 2014 compared to the six months ended June 30, 2013. This decrease includes a $71,000 decrease in franchise taxes and a $59,000 decrease in other operating expenses, partially offset by a $68,000 increase in occupancy and equipment expense. The decrease in franchise taxes was primarily due to the State of Ohio's newly enacted Financial Institutions Tax during the 2014 period, which resulted in lower taxes compared to the previous Ohio corporate franchise tax that was in place during the 2013 period. The decrease in other operating expenses was primarily due a decrease in office supplies expense, marketing expense, legal expense and data processing expense.   The increase in occupancy and equipment expense was due to increases in building maintenance and repairs, furniture and fixture expense, building insurance and data processing.

At June 30, 2014, the Company had total assets of $415.4 million, an increase of $5.1 million, from total assets at December 31, 2013. The increase in total assets includes an $8.0 million increase in securities, partially offset by a $1.3 million decrease in cash, a $1.1 million decrease in net loan balances and a $799,000 decrease in Federal Home Loan Bank stock.

Total securities increased $8.0 million to $118.2 million at June 30, 2014, compared to $110.2 million at December 31, 2013. The increase in securities was primarily due to investing excess cash balances, in turn due to increased deposit balances as described below, into amortizing securities that provide cashflows on an ongoing basis to fund anticipated increases in future loan balances. Net loans decreased by $1.1 million, to $260.1 million at June 30, 2014 compared to $261.1 million at December 31, 2013, primarily due to principal reductions and scheduled maturities in excess of new originations.

The allowance for loan losses totaled $2.5 million, or 0.97% of gross loans, at June 30, 2014, compared to $2.8 million, or 1.07% of gross loans, at December 31, 2013. Nonperforming assets, which consist of loans on non-accrual status and real estate owned, totaled $2.3 million at June 30, 2014, or 0.87% of total loans, a decrease of $624,000 from the December 31, 2013, balance of $2.9 million, or 1.10% of total loans.

Federal Home Loan Bank (FHLB) stock, totaled $4.2 million, a decrease of $799,000 compared to $5.0 million at December 31, 2013. The decrease was due to a stock repurchase program initiated by the FHLB whereby the FHLB repurchased excess shares held by member banks.

Deposits totaled $349.4 million at June 30, 2014, an increase of $11.9 million from $337.6 million at December 31, 2013. This increase includes a $2.2 million increase in demand deposits, an $8.2 million increase in savings and money market balances and a $1.5 million increase in time deposits. The rate of change in the composition of deposits from higher cost term deposits to lower cost liquid deposits slowed during the current year period as the difference between maturing and renewal rates on term deposits has narrowed and customers adjust to the extended period of low interest rates. The Company continues to monitor deposit activity closely to respond to changes in customer preference for types of deposits. Other short-term borrowings, which consist solely of repurchase agreements with commercial customers of the Bank, decreased by $1.1 million and totaled $6.1 million at June 30, 2014. These repurchase agreements are offered by the Bank in order to retain commercial customer funds and to provide these commercial customers the opportunity to earn a return on a short-term secured transaction.

Advances from the Federal Home Loan Bank (FHLB) totaled $16.4 million at June 30, 2014, compared to $22.3 million at December 31, 2013.  This decrease includes the maturity of two fixed rate advances totaling $6.0 million that were not replaced, partially offset by $59,000 related to amortized prepayment penalties.  The Bank uses FHLB advances to extend the duration of its liabilities to manage the interest rate risk associated with the longer duration of loans as compared to securities at a lower cost than other funding alternatives, particularly retail term deposits.

Stockholders' equity increased by $1.4 million during the period ended June 30, 2014, primarily due to net income of $1.4 million, and a $645,000 increase in unrealized gains on available-for-sale securities. These increases were partially offset by dividends of $474,000 and purchases of treasury stock totaling $147,000 during the current year period.

The purchase of treasury shares during the current year period were made as part of the Company's share repurchase program that was initially announced during 2012 whereby the Company was authorized to repurchase up to 5.0%, or 150,206 shares of its common stock outstanding. On September 30, 2013, the Company announced the adoption of a new share buy-back program authorizing the repurchase of an additional 2.5%, or 72,150 shares of its common stock outstanding. As a result of these two plans, net of shares previously repurchased, the Company may repurchase up to 49,182 shares of its common stock outstanding as of June 30, 2014.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months
	ended June 30,
	2014	2013
Quarterly Results

Net Interest Income	$3,182	$2,947
Net Income	$700	$491
Earnings Per Share:
Basic	$ 0.25	$ 0.17
Diluted	$ 0.25	$ 0.17
Return on Average Assets (Annualized)	0.68%	0.49%
Return on Average Equity (Annualized)	7.03%	4.94%

	For the Six Months
	ended June 30,
	2014	2013
Year to Date Results

Net Interest Income	$6,361	$5,957
Net Income	$1,370	$1,069
Earnings Per Share:
Basic	$ 0.49	$ 0.37
Diluted	$ 0.49	$ 0.37
Return on Average Assets (Annualized)	0.66%	0.53%
Return on Average Equity (Annualized)	6.96%	5.36%

	June 30,	December 31,
	2014	2013
End of Period Data

Total Assets	$415,388	$410,293
Stockholders' Equity to Total Assets	9.63%	9.40%
Shares Outstanding	2,830,939	2,843,439
Book Value Per Share	$14.13	$13.56

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data - unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Interest income	$ 3,712	$ 3,534	$ 7,433	$ 7,133
Interest expense	530	587	1,072	1,176
Net interest income	3,182	2,947	6,361	5,957
Provision (Credit) for loan losses	79	10	87	(131)
Net interest income after provision for loan losses	3,103	2,937	6,274	6,088
Noninterest income	481	398	852	785
Noninterest expense	2,650	2,663	5,301	5,393
Income before federal income taxes	934	672	1,825	1,480
Provision for federal income taxes	234	181	455	411
Net income	$ 700	$ 491	$ 1,370	$ 1,069

Earnings per share
Basic	$ 0.25	$ 0.17	$ 0.49	$ 0.37
Diluted	$ 0.25	$ 0.17	$ 0.49	$ 0.37

Dividends per share	$ 0.09	$ 0.08	$ 0.17	$ 0.15

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
	June 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
ASSETS

Cash and cash equivalents	12,091	13,381
Investment securities, net (1)	118,186	110,248
Loans receivable, net	260,056	261,130
Federal Home Loan Bank stock	4,226	5,025
Premises & equipment	6,838	6,692
Foreclosed assets held for sale, net	81	0
Bank-owned life insurance	9,142	9,006
Other assets	4,768	4,811
TOTAL ASSETS	$415,388	$410,293

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	349,448	337,571
Other short-term borrowings	6,146	7,212
Federal Home Loan Bank Advances	16,395	22,336
Accrued interest payable and other liabilities	3,407	4,622
TOTAL LIABILITIES	375,396	371,741

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	35,984	35,976
Retained earnings	19,639	18,743
Shares acquired by ESOP	(454)	(492)
Treasury Stock, at cost - 1,147,792 and 1,135,292 shares at June 30, 2014 and December 31, 2013 respectively.	(16,285)	(16,138)
Accumulated other comprehensive income	710	65
TOTAL STOCKHOLDERS' EQUITY	39,992	38,552

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$415,388	$410,293
(1) Includes held to maturity classifications.

CONTACT: Myron Swartzentruber
         Senior Vice President
         Chief Financial Officer
         (330) 264-5767